EXHIBIT 99.1
Press Release

Clean Harbors Announces Second-Quarter 2026 Financial Results

•Increases Q2 Revenue 12% to a Record $1.74 Billion Driven by Both Operating Segments
•Generates 34% Increase in Q2 Net Income to $170.5 Million, or EPS of $3.22
•Achieves 22% Growth in Q2 Adjusted EBITDA to $409.0 Million; Expands Adjusted EBITDA Margin YoY by 190 Basis Points to 23.6%
•Announces Ten-Year Disposal Contract With Estimated Value of $600 Million With Customer Who is Expanding Its U.S. Manufacturing
•Expands Field Services Through Planned $305 Million Acquisition of ES&H
•Raises 2026 Guidance for Adjusted EBITDA and Adjusted Free Cash Flow

NORWELL, Mass. – July 29, 2026 – Clean Harbors, Inc. (“Clean Harbors” or the “Company”) (NYSE: CLH), the leading provider of environmental and industrial services throughout North America, today announced financial results for the second quarter ended June 30, 2026.

“Our record second-quarter results demonstrate the substantial momentum we achieved in both of our operating segments,” said Mike Battles, Co-Chief Executive Officer. “Our Environmental Services (ES) segment benefited from a combination of healthy volumes into our disposal and recycling network, remediation projects, PFAS-related work and our strategic pricing initiatives to offset inflation and fuel costs. Within our Safety-Kleen Sustainability Solutions (SKSS) segment, a sharp uptick in market pricing for our re-refined products drove significant profitability during the quarter. In addition, our team continues to achieve commendable industry-leading safety results with the Company’s year-to-date Total Recordable Incident Rate at 0.46.”

Second-Quarter 2026 Results
Revenues increased 12% to $1.74 billion, compared with $1.55 billion in the same period of 2025. Income from operations rose 28% to $268.9 million, compared with $210.3 million in the second quarter of 2025.

Net income increased 34% to $170.5 million, or $3.22 per diluted share, compared with $126.9 million, or $2.36 per diluted share, for the same period in 2025.

Adjusted EBITDA (see description and reconciliation below) increased 22% to $409.0 million from $336.2 million for the same period in 2025.

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Second-Quarter 2026 Segment Review
“Our ES segment delivered its 17th consecutive quarter of year-over-year Adjusted EBITDA margin expansion with a margin of 27.9%,” said Eric Gerstenberg, Co-Chief Executive Officer. “Within the segment, Technical Services grew revenue 18% on strong demand for disposal and recycling services. We continued to win base business and sizeable projects, including a large PFAS-related filtration project that resulted from previous emergency response work. Safety-Kleen Environmental Services’ revenue in the segment increased 11%, driven by pricing and growth in its core offerings, including containerized waste collection and vacuum services. Incineration utilization, including the new Kimball incinerator, was 91% compared with 86% a year ago. At the same time, landfill volumes rose 7% in the quarter. Field Services revenue grew 3% year-over-year, despite a difficult comp with large emergency response (ER) projects in the prior period. Overall, it was an exceptional quarter for this segment, reflecting our ability to capture strong, sustained demand trends that we expect to remain intact as we move into the second half of the year.”

“SKSS segment revenue increased 41% in Q2 and Adjusted EBITDA was 143% higher, with segment margin up more than 70% from the year ago period,” Battles said. “This performance reflects market conditions resulting from major global supply disruptions of refined products. We also saw the benefit of ongoing strategic initiatives including producing Group III gallons and selling more blended volume. Our collections team also did a remarkable job actively managing the front end of our re-refining spread, balancing both collection volumes and costs. We gathered 61 million gallons of waste oil while continuing to increase revenues generated from our used oil collection services compared with a year ago. The SKSS segment executed well in the quarter and these supply conditions are expected to extend into the third quarter.”

Awarded Ten-Year Disposal Contract
Clean Harbors also announced today that it recently won a significant, ten-year disposal contract with a customer that is expanding its U.S. manufacturing operations. The contract, which involves incineration waste and complex wastewater volumes, carries an estimated value of $600 million over the life of the contract with options to expand in scope. The contract will commence in the fourth quarter of this year and is expected to reach full capacity in 2030, based on the ramp-up of multiple manufacturing sites by the customer.

“We believe this multi-year contract demonstrates our unique capabilities and versatility to safely process large volumes of variable waste streams,” Gerstenberg said. “This customer selected Clean Harbors as a long-term partner because of the vast capabilities, scale and redundancy of our disposal network. This contract also reflects current U.S. expansion trends due to reshoring. Given the widespread capabilities of our assets, we expect to pursue opportunities for new contracts and to expand our relationships with existing customers who are growing their North American manufacturing presence.”

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Agreement to Acquire ES&H to Bolster Field Services
Clean Harbors also has entered into a definitive agreement to acquire ES&H, a leading regional provider of environmental and ER services in the Gulf region for $305 million in cash. The acquisition is expected to close in the second half of 2026, subject to regulatory approval and other customary closing conditions.

“ES&H is a recognized leader in the Gulf region, and its addition is expected to expand our Field Services business,” Battles said. “We expect to derive attractive shareholder returns from this transaction as ES&H has built a well-established brand over its 30-year history. The company has a strong reputation as a great resource for on-water response, and like Clean Harbors, carries the Coast Guard’s highest Oil Spill Response Organization (OSRO) classification. Their talented employees, geographic footprint and equipment fleet will enhance our existing Field Services business.”

Headquartered in Louisiana, ES&H has 13 service branches, the majority of which are coastal locations that support its maritime services, which complement Clean Harbors’ existing offerings. The company’s primary offerings include emergency response, field services and environmental impact management services for customers across multiple industries. ES&H’s annual base revenues are approximately $90 million, generating annual Adjusted EBITDA of approximately $30 million. Clean Harbors expects the acquisition to generate cost synergies of approximately $5 million after the first full year of operations, which equates to a post-synergy acquisition multiple of 8.7 times.

Business Outlook
“We currently continue to see positive demand trends across both operating segments,” Gerstenberg said. “The U.S. Manufacturing PMI was above 50 – indicating nationwide expansion – for the first six months of 2026. Our recent discussions with customers suggest a strengthening U.S. economy will support greater volumes into our network and drive demand for our various services. We believe that ongoing reshoring is creating opportunities for us to add new customer locations and waste streams. Our PFAS pipeline continues its growth in the U.S. and Canada, including both private and government customers. Our Field Services business is currently working on multiple large emergency response events that should support Q3 growth in that business and further enhance our reputation as a national go-to provider for environmental emergencies. Within Industrial Services, we are introducing a new strategic offering for data centers that we expect will generate growth in that business in the years ahead. For SKSS, the business continues to be well-managed at both ends of our spread while operating in a favorable demand environment. Overall, we expect to realize strong operating results in both segments in the second half on our way to delivering record results for the full year.”

Financial Guidance
In the third quarter of 2026, Clean Harbors expects Adjusted EBITDA to grow 24% to 28% year over year. Based on its first-half performance and current market conditions, Clean Harbors is raising the midpoint of its
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

2026 Adjusted EBITDA guidance by $110 million and the midpoint of its adjusted free cash flow guidance by $30 million. For the full year, Clean Harbors now expects:
•Adjusted EBITDA in the range of $1.35 billion to $1.41 billion, with a midpoint of $1.38 billion. This Adjusted EBITDA range is based on anticipated GAAP net income in the range of $481 million to $531 million.
•Adjusted free cash flow in the range of $520 million to $580 million, with a midpoint of $550 million. This range is based on anticipated net cash from operating activities in the range of $890 million to $1,010 million.

Non-GAAP Results:

Adjusted EBITDA Reconciliation
Clean Harbors reports Adjusted EBITDA, which is a non-GAAP financial measure and should not be considered an alternative to net income or other measurements under generally accepted accounting principles (GAAP) but viewed only as a supplement to those measurements. Adjusted EBITDA is not calculated identically by all companies, and therefore the Company’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Clean Harbors believes that Adjusted EBITDA provides additional useful information to investors because the Company’s management routinely evaluates the performance of its businesses based upon levels of Adjusted EBITDA. The Company defines Adjusted EBITDA as described in the following reconciliation showing the differences between reported net income and Adjusted EBITDA for the three and six months ended June 30, 2026 and 2025 (in thousands, except percentages):

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net income	$170,464	$126,905	$233,665	$185,585
Accretion of environmental liabilities	3,502	3,591	7,044	7,211
Stock-based compensation	14,818	6,063	24,396	13,698
Depreciation and amortization	121,807	116,285	237,606	228,265
Other (income) expense, net	(430)	603	301	1,535
Interest expense, net of interest income	37,208	37,106	71,062	73,183
Provision for income taxes	61,655	45,684	82,804	61,614
Adjusted EBITDA	$409,024	$336,237	$656,878	$571,091
Adjusted EBITDA Margin	23.6%	21.7%	20.6%	19.2%
Adjusted Free Cash Flow Reconciliation
Clean Harbors reports adjusted free cash flow, a non-GAAP measure, which it considers to be a measurement of liquidity that provides useful information to investors about its ability to generate cash. The Company defines adjusted free cash flow as net cash from operating activities less additions to property, plant and equipment plus proceeds from sale and disposal of fixed assets. When necessary, the Company adjusts for the cash impact of
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com items derived from non-operating activities. Additionally, adjusted free cash flow excludes significant strategic growth investments, as they are not indicative of free cash flow for the current period. Adjusted free cash flow should not be considered an alternative to net cash from operating activities or other measurements under GAAP. Adjusted free cash flow is not calculated identically by all companies, and therefore the Company’s measurement of adjusted free cash flow may not be comparable to similarly titled measures reported by other companies.
An itemized reconciliation between reported GAAP net cash from operating activities and adjusted free cash flow is as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net cash from operating activities	$239,173	$208,040	$245,470	$209,645
Additions to property, plant and equipment	(126,195)	(90,029)	(224,638)	(208,724)
Cash investments in strategic growth projects	20,535	12,436	35,322	12,436
Proceeds from sale and disposal of fixed assets	2,172	2,720	3,694	4,063
Adjusted free cash flow	$135,685	$133,167	$59,848	$17,420
Adjusted EBITDA Guidance Reconciliation
An itemized reconciliation between projected GAAP net income and projected Adjusted EBITDA is as follows (in millions):

	For the Year Ending December 31, 2026
Projected GAAP net income	$481	to	$531
Adjustments:
Accretion of environmental liabilities	16	to	15
Stock-based compensation	48	to	51
Depreciation and amortization	485	to	475
Interest expense, net	151	to	146
Provision for income taxes	169	to	192
Projected Adjusted EBITDA	$1,350	to	$1,410
Adjusted Free Cash Flow Guidance Reconciliation
An itemized reconciliation between projected GAAP net cash from operating activities and projected adjusted free cash flow is as follows (in millions). The Company excludes significant strategic growth investments,
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com which the Company expects to realize future long-term benefits from, as they are not indicative of free cash flow generation for the current period.

	For the Year Ending December 31, 2026
Projected net cash from operating activities	$890	to	$1,010
Additions to property, plant and equipment	(505)	to	(565)
Cash investments in strategic growth projects	120	to	120
Proceeds from sale and disposal of fixed assets	15	to	15
Projected adjusted free cash flow	$520	to	$580
Conference Call Information
Clean Harbors will conduct a conference call for investors today at 9:00 a.m. (ET) to discuss the information contained in this press release. During the call, management will discuss Clean Harbors’ financial results, business outlook and growth strategy. Investors who wish to listen to the webcast and view the accompanying slides should visit the Investor Relations section of the Company’s website at www.cleanharbors.com. The live call also can be accessed by dialing 877.709.8155 or 201.689.8881 prior to the start time. The webcast will be archived on the Company’s website after the conclusion of the live event.
About Clean Harbors
Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental and industrial services. The Company serves a diverse customer base, including a majority of Fortune 500 companies. Its customer base spans a number of industries, including chemical, manufacturing and refining, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is a leading provider of parts washers and environmental services to commercial, industrial and automotive customers, as well as North America’s largest re-refiner and recycler of used oil. Founded in 1980 and based in Massachusetts, Clean Harbors operates in the United States, Canada, Mexico, Puerto Rico and India. For more information, visit www.cleanharbors.com.
Safe Harbor Statement
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “seeks,” “will,” “should,” “estimates,” “projects,” “may,” “likely,” “potential,” “outlook” or similar expressions. Such statements may include, but are not limited to, statements about the Company’s future financial and operating results, plans, strategy, objectives and goals, strategic initiatives, cost management initiatives, pricing and productivity initiatives, contingent liabilities, interest expense, liquidity, business, economic and market conditions, trends, customer demand, expectations regarding new customer contracts, impacts of tariffs and new legislation, acquisitions, growth opportunities and investments, expectations, challenges and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com management as of the date of this press release only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation: operational and safety risks; risks relating to the failure of new or existing technologies; risks associated with the use of artificial intelligence; cybersecurity risks; the occurrence of natural disasters or other catastrophic events, as well as their residual macroeconomic effects; risks associated with retaining and hiring key personnel; environmental liability and product liability risks relating to hazardous waste management and other components of the Company’s business; negative economic, industry or other developments, including market volatility or economic downturns; risks associated with management’s assumptions relating to expansion of the Company’s landfills; reductions in the demand for emergency response services at industrial facilities or on roadways, railways or waterways, and other remedial projects and regulatory developments; reductions in the demand for oil products and automotive services and volatility in oil prices in the markets the Company serves; changes in statutory and regulatory requirements and risks relating to extensive environmental laws and regulations; risks associated with existing and potential litigation; risks associated with the Company’s identification and execution of strategic capital expenditures, acquisitions and divestitures and their related liabilities; risks relating to the availability and sufficiency of the Company’s insurance coverage, self-insurance, surety bonds, letters of credit and other forms of financial assurance; the impact of new tax legislation or changes in tax regulations and interpretations; the imposition of trade sanctions or tariffs; fluctuations in interest rates and foreign currency exchange rates; risks relating to the Company’s indebtedness and covenants in its debt agreements; risks associated with certain anti-takeover provisions under the Massachusetts Business Corporation Act and the Company’s By-Laws, and those items identified as “Risk Factors” in Clean Harbors’ most recently filed reports on Form 10-K and Form 10-Q. Forward-looking statements are neither historical facts nor assurances of future performance. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.

Contacts:

Eric J. Dugas	Jim Buckley
EVP and Chief Financial Officer	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
InvestorRelations@cleanharbors.com	Buckley.James@cleanharbors.com

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues	$1,735,005	$1,549,854	$3,194,542	$2,981,804
Cost of revenues	1,126,225	1,033,497	2,140,345	2,055,381
Selling, general and administrative expenses	214,574	186,183	421,715	369,030
Accretion of environmental liabilities	3,502	3,591	7,044	7,211
Depreciation and amortization	121,807	116,285	237,606	228,265
Income from operations	268,897	210,298	387,832	321,917
Other income (expense), net	430	(603)	(301)	(1,535)
Interest expense, net	(37,208)	(37,106)	(71,062)	(73,183)
Income before provision for income taxes	232,119	172,589	316,469	247,199
Provision for income taxes	61,655	45,684	82,804	61,614
Net income	$170,464	$126,905	$233,665	$185,585
Earnings per share:
Basic	$3.23	$2.37	$4.42	$3.46
Diluted	$3.22	$2.36	$4.41	$3.44
Shares used to compute earnings per share - Basic	52,806	53,593	52,843	53,675
Shares used to compute earnings per share - Diluted	52,961	53,799	53,005	53,895

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2026	December 31, 2025
Current assets:	(unaudited)
Cash and cash equivalents	$408,357	$826,315
Short-term marketable securities	108,361	127,363
Accounts receivable, net	1,276,620	1,044,137
Unbilled accounts receivable	186,764	160,888
Inventories and supplies	382,935	372,088
Prepaid expenses and other current assets	109,203	116,452
Total current assets	2,472,240	2,647,243
Property, plant and equipment, net	2,636,955	2,541,067
Other assets:
Operating lease right-of-use assets	257,518	255,084
Goodwill	1,672,635	1,479,050
Permits and other intangibles, net	749,111	653,027
Other long-term assets	48,574	48,585
Total other assets	2,727,838	2,435,746
Total assets	$7,837,033	$7,624,056

Current liabilities:
Current portion of long-term debt	$12,600	$12,600
Accounts payable	518,186	506,592
Deferred revenue	84,038	81,529
Accrued expenses and other current liabilities	442,435	441,788
Current portion of closure, post-closure and remedial liabilities	22,774	19,112
Current portion of operating lease liabilities	80,291	75,226
Total current liabilities	1,160,324	1,136,847
Other liabilities:
Closure and post-closure liabilities, less current portion	124,554	125,038
Remedial liabilities, less current portion	83,512	86,547
Long-term debt, less current portion	2,759,327	2,763,563
Operating lease liabilities, less current portion	182,077	184,308
Deferred tax liabilities	384,008	384,207
Other long-term liabilities	214,809	197,886
Total other liabilities	3,748,287	3,741,549
Total stockholders’ equity, net	2,928,422	2,745,660
Total liabilities and stockholders’ equity	$7,837,033	$7,624,056
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended
	June 30, 2026	June 30, 2025
Cash flows from operating activities:
Net income	$233,665	$185,585
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	237,606	228,265
Allowance for doubtful accounts	5,951	3,249
Amortization of deferred financing costs and debt discount	2,610	3,352
Accretion of environmental liabilities	7,044	7,211
Changes in environmental liability estimates	(2,061)	(8,954)
Other expense, net	301	1,535
Stock-based compensation	24,396	13,698
Environmental expenditures	(7,079)	(7,051)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable and unbilled accounts receivable	(262,255)	(116,399)
Inventories and supplies	(11,679)	2,952
Other current and non-current assets	10,057	(13,395)
Accounts payable	8,859	(36,035)
Other current and long-term liabilities	(1,945)	(54,368)
Net cash from operating activities	245,470	209,645
Cash flows used in investing activities:
Additions to property, plant and equipment	(224,638)	(208,724)
Proceeds from sale and disposal of fixed assets	3,694	4,063
Acquisitions, net of cash acquired	(357,593)	—
Additions to intangible assets including costs to obtain or renew permits	(987)	(777)
Purchases of available-for-sale securities	(25,853)	(45,622)
Proceeds from sale of available-for-sale securities	44,857	50,318
Net cash used in investing activities	(560,520)	(200,742)
Cash flows used in financing activities:
Change in uncashed checks	(5,507)	(2,767)
Tax payments related to withholdings on vested restricted stock	(11,804)	(10,456)
Repurchases of common stock	(52,133)	(67,001)
Proceeds from employee stock purchase plan	3,611	3,360
Deferred financing costs paid	(691)	—
Payments on finance leases	(25,422)	(16,754)
Principal payments on debt	(6,300)	(7,551)
Net cash used in financing activities	(98,246)	(101,169)
Effect of exchange rate change on cash	(4,662)	5,260
Decrease in cash and cash equivalents	(417,958)	(87,006)
Cash and cash equivalents, beginning of period	826,315	687,192
Cash and cash equivalents, end of period	$408,357	$600,186
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Supplemental information:
Cash payments for interest and income taxes:
Interest paid	$75,394	$76,570
Income taxes paid, net of refunds	63,801	64,534
Non-cash investing activities:
Property, plant and equipment accrued	40,544	25,156
ROU assets obtained in exchange for operating lease liabilities	41,492	34,867
ROU assets obtained in exchange for finance lease liabilities	45,495	57,802
Supplemental Segment Data (in thousands)

	Three Months Ended
Revenue	June 30, 2026			June 30, 2025
	Third-Party Revenues	Intersegment Revenues (Expenses), net	Direct Revenues	Third-Party Revenues	Intersegment Revenues (Expenses), net	Direct Revenues
Environmental Services	$1,444,532	$12,031	$1,456,563	$1,330,059	$21,976	$1,352,035
Safety-Kleen Sustainability Solutions	290,473	(12,031)	278,442	219,706	(21,976)	197,730
Corporate	—	—	—	89	—	89
Total	$1,735,005	$—	$1,735,005	$1,549,854	$—	$1,549,854

	Six Months Ended
Revenue	June 30, 2026			June 30, 2025
	Third-Party Revenues	Intersegment Revenues (Expenses), net	Direct Revenues	Third-Party Revenues	Intersegment Revenues (Expenses), net	Direct Revenues
Environmental Services	$2,686,980	$22,109	$2,709,089	$2,537,097	$24,051	$2,561,148
Safety-Kleen Sustainability Solutions	507,562	(22,109)	485,453	444,521	(24,051)	420,470
Corporate	—	—	—	186	—	186
Total	$3,194,542	$—	$3,194,542	$2,981,804	$—	$2,981,804

	Three Months Ended		Six Months Ended
Adjusted EBITDA	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Environmental Services	$406,104	$376,194	$696,505	$650,785
Safety-Kleen Sustainability Solutions	92,993	38,313	125,974	66,565
Corporate	(90,073)	(78,270)	(165,601)	(146,259)
Total	$409,024	$336,237	$656,878	$571,091
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com